Exhibit 99.1

NEWS RELEASE

APi Group Announces Launch of $500 Million Senior Notes Offering and Intent to Amend and Extend Existing Credit Agreement

2026-05-07

NEW BRIGHTON, Minn.—(BUSINESS WIRE)— APi Group Corporation (NYSE: APG) (“APi” or the “Company”) today announced the launch of a $500 million senior unsecured notes offering (the “Notes”), subject to market and other customary conditions. The Notes will be senior unsecured obligations of APi Group DE, Inc. (“APi DE”), a wholly owned subsidiary of the Company, and will be fully and unconditionally guaranteed on a senior unsecured basis by the Company and certain of the Company’s existing and future foreign and domestic subsidiaries. Concurrently, APi intends to amend the Company’s existing credit agreement (the “Amendment”) to extend the maturity of the Company’s Term Loan B facility to 2033, upsize and extend the Company’s revolving credit facility to $1.0 billion, maturing in 2031, and amend other key terms and covenants. APi intends to use the net proceeds from these financings for funding of the recently signed and announced Onyx-Fire Protection Services Inc. and Wtech Fire Group acquisitions, as well as for general corporate purposes.

The Notes are being offered in a private offering solely to parties reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act. No assurance can be given that the offering of the Notes or the Amendment will be completed, or, if completed, as to the terms on which it will be completed. This release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements:

This press release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

About APi:

APi is a global, market-leading business services provider of fire and life safety, security, elevator and escalator, and specialty services with a substantial recurring revenue base and over 500 locations worldwide. APi provides statutorily mandated and other contracted services to a strong base of long-standing customers across industries. APi has a winning leadership culture driven by entrepreneurial business leaders delivering innovative solutions for customers. More information can be found at www.apigroupinc.com.

Investor Relations and Media Inquiries:

Adam Walters

Senior Director of Investor Relations

Tel: +1 920-419-5432

Email: investorrelations@apigroupinc.us

Source: APi Group Corporation

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